Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Thrivent Mutual Funds of our reports dated December 19, 2017 and February 20, 2018, relating to the financial statements and financial highlights, which appear in Thrivent Mutual Funds’ Annual Report on Form N-CSR for the periods ended October 31, 2017 and December 31, 2017, respectively. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Service Providers”, and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

March 29, 2018